ROCHDALE INVESTMENT TRUST

EXHIBIT A TO SHARE MARKETING PLAN

The following Series of Rochdale Investment Trust have adopted the Share Marketing Plan:

Rochdale Large Growth Portfolio	January 25, 2000
Rochdale Large Value Portfolio	January 25, 2000
Rochdale Mid/Small Growth Portfolio	January 25, 2000
Rochdale Mid/Small Value Portfolio	January 25, 2000
Rochdale Dividend & Income Portfolio	April 14, 1999
Rochdale Intermediate Fixed Income Portfolio	January 25, 2000
Rochdale Fixed Income Opportunities Portfolio	March 11, 2009
Rochdale Emerging Markets Portfolio	March 22, 2011

As amended March 11, 2009 and March 22, 2011.